Exhibit 2.1

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (“Agreement”) is dated as of February 29, 2012, for reference purposes only, and is made by and among 650 TOWNSEND ASSOCIATES LLC, a Delaware limited liability company (“Seller”) and ZYNGA INC., a Delaware corporation (“Buyer”). This Agreement shall be effective on the “Effective Date”, which is the date on which the last person signing this Agreement shall have signed this Agreement.

R E C I T A L S:

This Agreement is entered into on the basis of the following facts, understandings and intentions of the parties:

A. Seller is the owner of that certain real property located in the City and County of San Francisco, State of California, commonly known as 650 Townsend Street and 699 Eighth Street and more particularly described in Exhibit A attached hereto (the “Real Property”).

B. Buyer desires to purchase the “Property” (as defined in Section 1.2 below) from Seller and Seller desires to sell the Property to Buyer, upon the terms and conditions stated in this Agreement.

C. Buyer is currently a tenant of a portion of the Property pursuant to the terms of the existing Office Lease dated September 24, 2010 (the “Original Lease”), as amended by that certain First Amendment to Lease dated January 28, 2011 (the “First Amendment to Lease”), as further amended by that certain Second Amendment to Lease dated March 25, 2011 (the “Second Amendment to Lease”), that certain Third Amendment to Lease dated September 27, 2011 (the “Third Amendment to Lease”) and that certain Fourth Amendment to Lease dated December 20, 2011 (the “Fourth Amendment to Lease”) (collectively, the “Zynga Lease”), by and between Seller and Buyer (formerly known as Zynga Game Network Inc.).

D. An affiliate of Seller, Townsend Member LLC, a Delaware limited liability company (“Townsend Member”) is the sole owner of one hundred percent (100%) of the membership interests (the “Membership Interests”) in 650 Townsend Systems LLC, a Delaware limited liability company (“Townsend Systems”). Townsend Systems is the owner of one-third (1/3) of the membership interests in 650 Townsend Facility Company, LLC, a California limited liability company (“Townsend Facility”) and in connection therewith, Townsend Systems is a party to that certain Restated and Amended Facility Agreement, dated as of October 1, 2005. As a direct incident of the purchase and sale transaction contemplated hereunder, Buyer desires to acquire the Membership Interests from Townsend Member, and Seller shall cause Townsend Member to transfer all of its right, title and interest in and to the Membership Interests to Buyer pursuant to a separate written agreement by and between Townsend Member and Buyer, as further provided herein.

E. In order to effectuate the foregoing, Seller and Buyer desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants of the parties herein contained and other valuable consideration, the parties hereby agree as follows:

1. SALE AND PURCHASE; TITLE COMPANY.

1.1 General. Subject to the terms, covenants and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Property, and as a direct incident of the purchase and sale transaction contemplated hereunder, Seller shall cause Townsend Member to transfer all of its right, title and interest in and to the Membership Interests pursuant to a separate written agreement by and between Townsend Member and Buyer, as further described in Section 1.3 below.

1.2 The Property. As used in this Agreement, the term “Property” includes all of Seller’s right, title and interest in the Real Property and all of the items referred to in Subsection 1.2.1 through Subsection 1.2.4 below.

1.2.1. Improvements and Personal Property. That certain building containing office and retail space and parking and consisting of approximately six hundred seventy thousand (670,000) square feet, more or less, along with all other buildings and other improvements, fixtures and structures of every kind presently owned by Seller and situated on or in the Real Property (the “Improvements”), and all of Seller’s right, title and interest in and to any and all tangible personal property that is (a) located at the Real Property, (b) owned by Seller, and (c) used in the operation and maintenance of the Real Property (the “Personal Property”).

1.2.2. Rights and Privileges. All of Seller’s right, title and interest, if any, in and to all rights, privileges, tenements, hereditaments, rights-of-way, easements, appurtenances, mineral rights, development rights, air rights and riparian or littoral rights belonging or appertaining to the Real Property.

1.2.3. Contracts, Leases, and Other Intangible Property. All of Seller’s right, title and interest in and to the following, to the extent assignable (a) the Leases (as defined below), (b) the Contracts (as defined below), and (c) all governmental permits, licenses and approvals, warranties and guarantees that Seller has received in connection with the development and construction of, or any work or services performed with respect to, or equipment installed in, the Improvements (collectively, the “Intangible Property”).

1.2.4. Membership Interests. All of the Membership Interests (including, without limitation, and all of Seller’s right, title and interest in and to (a) the Membership Interests, (b) any and all of the tangible personal property, rights, privileges and other intangible property belonging to Townsend Systems, (c) the one-third (1/3) of the membership interests in Townsend Facility owned by Townsend Systems, and (d) any and all of the tangible personal property, rights, privileges and other intangible property belonging to Townsend Facility).

1.3. Transfer of Membership Interests. As a condition to the Closing (as defined below) of the purchase and sale transaction contemplated hereunder, Seller shall cause Townsend Member to transfer all of its right, title and interest in and to the Membership Interests to Buyer.

Buyer hereby agrees to accept the transfer of the Membership Interests from Townsend Member pursuant to an Assignment of Membership Interests substantially in the form attached to this Agreement as Exhibit K (the “Membership Assignment”), on the condition that Seller shall cause Townsend Member to execute such Membership Assignment and deliver the same into Escrow (defined below) prior to the Closing. Seller hereby agrees to exercise reasonable diligence to obtain any and all approvals or consents (whether from the other owner(s) of the remaining membership interests in Townsend Facility or otherwise) which are required to consummate Townsend Member’s transfer of all of its right, title and interest in and to the Membership Interests to Buyer free and clear of any encumbrances (including, without limitation, any transfer restrictions, purchase options or rights, repurchase rights, first offer or refusal rights, call or put rights, reversion rights or liens) (the “Membership Consents”); provided, however, the obtaining of such Membership Consents shall not be a condition to the Closing of the purchase and sale transaction contemplated hereunder. In the event that Seller fails to obtain such Membership Consents prior to the Closing, despite Seller’s exercise of reasonable diligence, Seller hereby agrees to diligently pursue such Membership Consents after the Closing on behalf of Buyer. The provisions of the immediately preceding sentence shall survive the Closing.

1.4. Title Company. The purchase and sale of the Property shall be accomplished through an escrow (“Escrow”) to be established with Chicago Title Company (the “Title Company”) at the following address: One Kaiser Plaza, Suite 745, Oakland, CA 94612 Attn: Laurie Edwards, telephone: (510) 451-8888; edwardsL@ctt.com, with reference to escrow no. 58203825.

2. PAYMENT OF PURCHASE PRICE.

2.1. Amount. The purchase price (the “Purchase Price”) to be paid by Buyer to Seller for the Property is Two Hundred Twenty-eight Million Dollars ($228,000,000.00).

2.2. Terms of Payment. Buyer shall pay the Purchase Price to Seller as follows:

2.2.1. Initial Deposit. Not later than one (1) business day following the Effective Date, and as a condition precedent to the effectiveness of this Agreement, Buyer shall make a deposit in immediately available funds in the amount of Twenty-five Million Dollars ($25,000,000.00) into Escrow with Title Company as an earnest-money deposit (the “Initial Deposit”), which Initial Deposit shall be governed by the provisions of Article 3 of this Agreement.

2.2.2. Additional Deposit. Buyer, at its sole election, shall have a one (1) time right to defer the Closing Date (as defined in Section 11.1 below) by ninety (90) days (the “Closing Date Extension”) in order to permit Buyer to have such additional time as may be reasonably necessary to allow Buyer to (A) obtain any financing which Buyer may determine, in Buyer’s sole discretion, is needed or desirable to consummate the purchase and sale transaction contemplated in this Agreement or (B) comply with any laws or governmental or quasi-governmental rules or regulations which may be applicable to Buyer as a result of Buyer’s execution of this Agreement and/or the purchase and sale transaction contemplated herein. In the event that Buyer delivers a written notice to Seller and Title Company informing both parties of Buyer’s election to proceed with the Closing Date Extension (the “Closing Date Extension

Notice”) on or before the date that is twenty (20) days after the Effective Date, then, on or before the date that is thirty (30) days after the Effective Date, Buyer shall deposit into Escrow with Title Company an additional deposit in the amount of Ten Million Dollars ($10,000,000.00) (the “Additional Deposit”), which Additional Deposit shall be governed by the provisions of Article 3 of this Agreement, except that upon delivery into Escrow by Buyer, the Additional Deposit shall not be deposited by Title Company into an interest bearing account but shall be immediately released to Seller.

2.2.3. Independent Consideration. Concurrently with Buyer’s delivery of the Initial Deposit into Escrow with the Title Company, Buyer shall also deposit into Escrow with Title Company the amount of One Hundred Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (the “Independent Consideration”), which shall be retained by Seller in all instances. If the Closing (as defined in Section 11.1 below) occurs or if this Agreement is terminated for any reason, Escrow Agent shall first disburse the Independent Consideration to Seller. The Independent Consideration shall be nonrefundable to Buyer under all circumstances and, notwithstanding anything in this Agreement to the contrary, shall not be applied to the Purchase Price at Closing. Buyer and Seller expressly acknowledge and agree that (a) the Independent Consideration, along with Buyer’s agreement to investigate the Property and review the leases, contracts and other agreements, documents and information relating to the Property to be delivered or made available by Seller to Buyer as provided in Subsection 4.1.1 below, has been bargained for as consideration for Seller’s execution and delivery of this Agreement, and (b) the Independent Consideration is adequate consideration for all purposes under applicable law or applicable judicial decisions. The Independent Consideration does not constitute a part of the Deposit (as defined below).

2.2.4. Payment of Balance. The balance of the Purchase Price, after application of the Initial Deposit (plus any interest earned thereon while such funds are held in Escrow) and any Additional Deposit, and as adjusted by the prorations and credits specified in this Agreement, shall be paid by Buyer, in full, by wire transfer of immediately available federal funds through Escrow on the Closing Date (as defined in Section 11.1 below).

3. DEPOSIT.

3.1. Handling of Deposit. As used in this Agreement, the term “Deposit” means the Initial Deposit (plus any interest earned thereon while such funds are held in Escrow) and any Additional Deposit. As stated in Subsection 2.2.3 above, the term “Deposit” does not include the Independent Consideration. Except as is otherwise expressly provided in Subsection 2.2.2 above, the Deposit shall: (i) be deposited by Title Company in an interest bearing account; (ii) be disbursed or applied by the Title Company only as provided in this Agreement; (iii) be non-refundable to Buyer, except in the event of a breach or default under this Agreement by Seller, non-satisfaction of one or more of the closing conditions under Section 4.1 of this Agreement, or termination of this Agreement pursuant to Sections 4.2, 6.2, 7.1, 7.2, 8.3 or 13.2 of this Agreement; and (iv) be credited to payment of the Purchase Price at Closing. Without limiting the foregoing, in the event any of the conditions set forth in Section 4.1 are not satisfied or waived in writing by Buyer on or prior to the Closing Date, then Buyer shall have the right to terminate this Agreement pursuant to the provisions of Section 4.2 below and obtain a release of the Deposit in accordance with the provisions of Section 4.2 below.

3.2. Liquidated Damages. BUYER ACKNOWLEDGES THAT THE CLOSING OF THE SALE OF THE PROPERTY TO BUYER, ON THE TERMS AND CONDITIONS AND WITHIN THE TIME PERIOD SET FORTH IN THIS AGREEMENT, IS MATERIAL TO SELLER. BUYER ALSO ACKNOWLEDGES THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IF SUCH TRANSACTION IS NOT CONSUMMATED DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES THAT, AS OF THE DATE OF THIS AGREEMENT, SELLER’S DAMAGES WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO COMPUTE IN LIGHT OF THE UNPREDICTABLE STATE OF THE ECONOMY AND OF GOVERNMENTAL REGULATIONS, THE FLUCTUATING MARKET FOR REAL ESTATE AND REAL ESTATE LOANS OF ALL TYPES, AND OTHER FACTORS WHICH DIRECTLY AFFECT THE VALUE AND MARKETABILITY OF THE PROPERTY. IN LIGHT OF THE FOREGOING AND ALL OF THE OTHER FACTS AND CIRCUMSTANCES SURROUNDING THIS TRANSACTION, AND FOLLOWING NEGOTIATIONS BETWEEN THE PARTIES, BUYER AND SELLER AGREE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WOULD SUFFER BY REASON OF BUYER’S DEFAULT HEREUNDER. ACCORDINGLY, BUYER AND SELLER HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT BY BUYER UNDER THIS AGREEMENT, SELLER MAY TERMINATE THIS AGREEMENT BY GIVING NOTICE TO BUYER AND TITLE COMPANY. IN THE EVENT OF SUCH TERMINATION, SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES IN LIEU OF ANY OTHER CLAIM SELLER MAY HAVE AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE) ARISING BY REASON OF BUYER’S DEFAULT. THE PARTIES HAVE INITIALED THIS SECTION 3.2 TO ESTABLISH THEIR INTENT SO TO LIQUIDATE DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 3.2 SHALL BE DEEMED TO LIMIT BUYER’S OBLIGATION TO PERFORM THE “CONTINUING OBLIGATIONS” AS DEFINED IN SECTION 4.6 BELOW.

Seller’s	Buyer’s
Initials: /s/ MAC	Initials: /s/ DW

4. BUYER’S CONDITIONS PRECEDENT; INSPECTION OF PROPERTY.

4.1. Enumeration of Conditions. Buyer’s obligation to purchase the Property shall be subject to the satisfaction (or waiver by Buyer) of each of the conditions precedent specified below in this Section 4.1.

4.1.1. Seller’s Documents. To the extent not previously delivered to Buyer prior to the execution of this Agreement, Seller shall furnish to Buyer (or make available to Buyer at the Property) copies of the following “Documents” (to the extent in Seller’s possession or control) not later than three (3) days following the Effective Date:

(a) Leases. Each of the Leases listed in Exhibit E attached hereto, and the leases, licenses or occupancy agreements entered into by Seller in accordance with Section 7.2 of this Agreement.

(b) Contracts. Each contract listed and described on the schedule of all contracts to which Seller is a party pertaining to the upkeep, repair, maintenance or operation of the Property attached hereto as Exhibit I and made a part hereof (the “Schedule of Contracts”), and any agreements entered into by Seller in accordance with Section 7.2 of this Agreement. The parties agree that the Schedule of Contracts will not be attached to this Agreement as of signing but shall be delivered to Buyer on the Effective Date. The Schedule of Contracts shall include, without limitation, construction contracts that may be fully paid by Seller but pursuant to which Seller continues to have the benefit of any warranty obligations owed by the contractor under such Contract.

(c) Income and Expense Reports. All annual income and expense reports for the calendar years 2009, 2010 and 2011 (plus completed monthly reports for calendar year 2012) showing the results of operations of the Property.

(d) Plans, Approvals and Reports. All plans, specifications, permits, licenses, approvals, and engineering or other consultants’ reports, tests and assessments, if any, pertaining to the development or improvement of the Property.

In addition to the delivery of the foregoing Documents to Buyer, Seller agrees to make available to Buyer for review (and photocopying at Buyer’s cost) at Seller’s management office at the Property, upon not less than forty-eight (48) hours prior written notice from Buyer to Seller, all maps, surveys, plans, specifications, reports, studies, and other documents, if any, in Seller’s possession or control related to the Property, or applicable portion thereof (the “Additional Documents”); provided, however, notwithstanding anything to the contrary herein, Seller shall have the right to redact from such Additional Documents any reference to the purchase price Seller paid for the Property, and Seller shall not be obligated to make available (a) any of Seller’s internal memoranda, notes, emails, meeting minutes or other proprietary documents, correspondence or communications between partners, officers or members, directly or indirectly, of Seller or any of its constituent entities or any of their employees, (b) any confidential or proprietary documents, (c) any appraisals, valuations or projections prepared by Seller or any third party; or (d) any documents, files or records regarding the financing or refinancing of the Property or Seller’s acquisition of the Property or the formation of Seller (or its constituent entities).

4.1.2. Seller’s Performance. Seller shall have performed in all material respects, each and every agreement to be performed by Seller pursuant to this Agreement including, without limitation, timely delivery and execution by Seller of all instruments or other items required to be delivered by Seller pursuant to this Agreement.

4.1.3. Buyer’s Title Policy. As of the Closing, the Title Company (1) shall not have delivered any supplement to the preliminary title report for the Property dated as of February 6, 2012, prepared by Chicago Title Company and attached as Exhibit C to this Agreement (“Buyer’s Title Report”), disclosing additional title exceptions (other than identification of any new Leases entered into by Seller, as landlord, pursuant to Section 7.2 below or notices of non-responsibility or subordination, non-disturbance or attornment agreements recorded against the Property related to such new Leases or existing Leases) which are not reasonably acceptable to Buyer, except that this condition will be deemed satisfied even if a supplement to Buyer’s Title Report is delivered by the Title Company so long as Seller causes any additional title exceptions to be removed from such supplemental report prior to the Closing; and (2) shall have committed itself to issue, upon the condition of the payment of its regularly scheduled premium, the Title Policy (as defined in Section 6.2 below), and, at Buyer’s sole cost and election, a title insurance gap policy which is sufficient to provide Buyer title insurance coverage for title defects or exceptions that may arise following the Title Company’s commitment to issue the Title Policy but prior to its actual issuance of the same. Buyer acknowledges receipt from Seller of the most recent ALTA survey for the Property in Seller’s possession (dated August 23, 2011 and prepared by Tronoff Associates – Land Surveyors) (“Seller’s Existing Survey”). As of the Closing, any other survey (or update to Seller’s Existing Survey) obtained by Buyer which is necessary for the issuance of the Title Policy shall not deviate in any material respect from Seller’s Existing Survey.

4.1.4. Estoppel Certificates. Not later than ten (10) days following the Effective Date, Seller shall have delivered to all tenants of the Property (other than Buyer) estoppel certificates, substantially in the form attached as Exhibit B hereto (“Tenant Estoppel Certificates”). Seller hereby agrees to use commercially reasonable efforts to obtain Tenant Estoppel Certificates signed by all tenants of the Property (other than Buyer); provided, however, the obtaining of such signed Tenant Estoppel Certificates shall not be a condition to the Closing of the purchase and sale transaction contemplated hereunder.

4.1.5. SNDAs. Not later than three (3) business days following Buyer’s delivery of a Closing Date Extension Notice in accordance with Subsection 2.2.2 above, if applicable, Buyer shall deliver to Seller its proposed form of Subordination, Nondisturbance and Attornment Agreement (“SNDA”), and within three (3) business days following Seller’s receipt of the same, Seller shall deliver to all tenants of the Property (other than Buyer) whose leased premises exceed two thousand (2,000) rentable square feet (“Major Tenants”) such form of SNDA and shall request that such Major Tenants promptly complete, execute and deliver such SNDA to Seller for delivery to Buyer. Seller shall not be in default under this Agreement if any such Major Tenants fail or refuse to execute such SNDA pursuant to the terms of this Subsection 4.1.5. Seller makes no representation or warranty to Buyer that all such Major Tenants or any of them will execute any such SNDA.

4.1.6. Transfer of Membership Interests. As a condition to Buyer’s obligation to purchase the Property hereunder, Seller shall have first (1) caused Townsend Member to execute the Membership Assignment referred to in Section 1.3 above and deposited a counterpart copy of the same into Escrow, and (2) caused Townsend Member to deposit the Membership Interests (or such documents and/or indicia of ownership as is necessary to transfer all of Townsend Member’s right, title and interest in and to the Membership Interests to Buyer) into Escrow for transfer of the same to Buyer at Closing pursuant to the terms and conditions hereof and of the Membership Assignment.

4.1.7. Seller’s Representations and Warranties. As a condition precedent (and not as a covenant unless and until Closing shall have occurred), Seller’s representations and warranties made in Article 8 herein shall be true and correct in all material respects as of the Closing Date; provided, however, as to any representations and warranties that are expressly stated to be true as of the Effective Date only, then it shall be a condition precedent under this Section only that such representations and warranties were true as of the Effective Date.

4.2. Right to Terminate. With respect to each of Buyer’s conditions precedent described in Subsections 4.1.1 through 4.1.7 above, Buyer shall give written notice to Seller, on or before the date specified above for such condition, stating whether such condition is satisfied, unsatisfied or is waived by Buyer. Buyer’s failure to give any notice with respect to a condition shall be conclusively deemed to mean that such condition is not satisfied; however, the Closing shall constitute approval by Buyer of all matters to which Buyer has a right of approval and a waiver of all conditions precedent. If Buyer notifies Seller in writing, on or before the date for satisfaction of such condition, that any condition in Subsections 4.1.1 through 4.1.7 is unsatisfied, or if any condition in Subsections 4.1.1 through 4.1.7 is deemed unsatisfied, then, at the option of Buyer, this Agreement shall terminate upon written notice to Seller, and: (a) the Deposit shall be promptly returned to Buyer; (b) neither Seller nor Buyer shall have any further obligations under this Agreement, except for those obligations that expressly survive the termination of this Agreement (including, without limitation, Buyer’s obligation to perform the Continuing Obligations (as defined in Section 4.6 below)); and (c) Seller shall have the right to sell the Property in accordance with the provisions of Section 36.4 of the Zynga Lease; provided, however, in the event this Agreement is terminated as a result of a material default by Seller hereunder, Buyer shall also have all of the rights and remedies available to Buyer under Subsection 13.2.2 below.

4.3. Buyer’s Inspection of Property.

4.3.1. General. Subject to the restrictions, limitations and other provisions of this Section 4.3, and subject to the rights of any tenants of the Property under the terms of their leases, upon at least one (1) business day’s prior written notice, during the period commencing upon the Effective Date and ending upon the Closing Date, Seller shall allow Buyer (and its authorized representatives and agents) reasonable access to the Property, during business hours, for the purpose of making examinations, tests, analyses, investigations, surveys, inquiries and other inspections of the Property (including, without limitation, the interior, the exterior, the structure, the paving, the utilities, and all other physical and functional aspects of the Property) in connection with Buyer’s efforts to investigate the Property. All of such examinations, tests, analyses, investigations, surveys, inquiries and other inspections shall be performed by Buyer at Buyer’s sole cost and expense and shall be subject to such reasonable conditions as Seller may impose, including a requirement that Buyer and its authorized representatives and agents be accompanied by a representative of Seller while present on the Property. Buyer shall conduct all such examinations, tests, analyses, investigations, surveys, inquiries and inspections in such manner as will minimize any unreasonable inconvenience to the tenants under the Leases. Notwithstanding the foregoing, Buyer shall have no right to perform any borings, samplings, soils tests, groundwater tests or other intrusive physical environmental audit procedures on the Property without first obtaining Seller’s written consent, which may be granted or withheld in Seller’s sole discretion.

4.3.2. Confidentiality.

(a) Buyer (i) shall not disclose to any third party, including any governmental or quasi-governmental authority, and (ii) shall not utilize for any purpose other than for the sole purpose of evaluating a possible good faith purchase of the Property, any or all of (a) the materials, reports, documents and other information (e.g. rent roll, leases, contracts etc.) delivered by or on behalf of Seller to Buyer or at its request in connection with this Agreement, and (b) the results of any examinations, tests, analyses, investigations, surveys, inquiries or other inspections conducted by, or at the request of, Buyer on or regarding the Property (collectively, all of the items and information described in the foregoing clauses (a) and (b) is referred to herein as “Confidential Information”), except: (x) to the extent that Buyer is required to make any disclosures of Confidential Information to third parties pursuant to applicable law, then Buyer may do so provided that, prior to such disclosure, Buyer shall notify Seller in writing of Buyer’s belief that Buyer is legally required to disclose such Confidential Information; and (y) Buyer may disclose Confidential Information on a strictly “need to know” basis to those of Buyer’s directors, officers, employees, contractors, investors, lenders, counsel and consultants who require such Confidential Information in order to assist Buyer in its evaluation of a purchase of the Property and/or to perform the services for which they were retained, provided that those to whom such Confidential Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof and Buyer shall be responsible for any such person’s or entity’s failure to maintain such confidentiality as required herein.

(b) Without the other party’s prior written consent, neither Seller nor Buyer shall disclose any of the terms, conditions or other facts with respect to this Agreement, including, without limitation, the status hereof, except to: (x) Title Company; (y) each such party’s directors, officers, employees, contractors, investors, lenders, counsel and consultants who require such information in order to perform the services for which they were retained and provided that those to whom such information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms hereof; and (z) to the extent that Buyer is required to make any disclosures of any of the terms, conditions or other facts with respect to this Agreement to third parties pursuant to applicable law, then Buyer may do so provided that, prior to such disclosure, Buyer shall notify Seller in writing of Buyer’s belief that Buyer is legally required to disclose such Confidential Information. If any tenant requires Buyer or any of Buyer’s employees, agents, consultants or other representatives to execute a separate, commercially reasonable confidentiality agreement in connection with Buyer’s review or inspection of such tenant’s leased premises or any confidential documents regarding such tenant, then Buyer shall be required to execute such confidentiality agreement before being permitted to commence such review or inspection hereunder. Nothing stated herein shall preclude Seller or Buyer from disclosing that Buyer and Seller have entered into a written agreement for the purchase and sale of the Property, but the contents of such agreement shall be governed by the confidentiality provisions of this Agreement.

4.3.3. Indemnity. Buyer shall indemnify, defend, protect and hold Seller harmless from and against any and all loss, cost, damage, injury, claim (including claims of lien for work or labor performed or materials or supplies furnished), liability or expense (including attorneys’ fees) as a result of, arising out of, or in any way connected with the exercise of Buyer’s (or its agents’, contractors’, employees’ or authorized representatives’) right of entry pursuant to this Section 4.3. Buyer shall promptly repair any damage to the Property caused by its entry onto the Property. The foregoing indemnity and defense obligations do not apply to (a) to any loss, liability, cost or expense to the extent arising from or related to the gross negligence or willful misconduct of Seller or any of its directors, officers, employees, agents or contractors, (b) any diminution in value of the Property arising from or relating to the mere discovery of any pre-existing condition on the Property by Buyer during its investigation of the Property, or (c) the spread or release of any Hazardous Materials which are merely discovered (but not deposited, released, spilled or discharged) on or under the Property by Buyer.

4.3.4. Contact With Tenants. Notwithstanding any provision of this Agreement to the contrary, Buyer shall not contact tenants or other occupants of the Real Property unless Buyer first notifies Seller in writing and allows reasonably sufficient time for Seller to ensure that Buyer is accompanied by a representative of Seller.

4.3.5. Contact With Governmental Authorities. Buyer shall not contact any governmental authorities regarding the Property without first notifying Seller in writing, and Seller, at Seller’s election, shall be entitled to have a representative present during any meeting or telephone contact with any governmental authority made by Buyer.

4.4. Buyer’s Work Product. Upon termination of this Agreement for any reason whatsoever, Buyer, upon Seller’s written request, shall promptly deliver to Seller all third party reports, studies, and test results received by Buyer relating exclusively to the Property and Buyer’s prospective purchase thereof; provided, however, notwithstanding anything to the contrary herein, Buyer shall not be obligated to make available (a) any of Buyer’s internal memoranda, notes, emails, meeting minutes or other proprietary documents, correspondence or communications between directors, officers or investors, directly or indirectly, of Buyer or any of its constituent entities or any of their employees, (b) any confidential or proprietary documents, (c) any appraisals, valuations or projections related to the Property prepared by Buyer or any third party; or (d) any documents, files or records regarding the proposed financing of the Property.

4.5. Insurance. Before any entry onto the Property as permitted herein, Buyer shall procure and furnish to Seller a certificate of insurance showing that Buyer has obtained a policy of comprehensive general liability insurance with combined single limit coverage of $1,000,000.00, naming Buyer as an insured and Seller and Seller’s property manager, TMG Partners, as additional insureds, which shall be issued by a responsible insurer approved by Seller and licensed to conduct insurance business in California.

4.6. Continuing Obligations. For purposes of this Agreement, the “Continuing Obligations” means, collectively, (i) the obligations of Buyer which are set forth in Sections 4.3, 4.4 and 4.5; (ii) Buyer’s indemnification contained in this Agreement, including those contained in Subsection 4.3.3 and Article 12; and (iii) Buyer’s obligation under Section 14.6.

5. SELLER’S CONDITIONS PRECEDENT.

5.1. Enumeration of Conditions. Seller’s obligation to sell the Property to Buyer shall be subject to the satisfaction (or waiver by Seller) of each of the conditions precedent specified below in this Section 5.1.

5.1.1. Buyer’s Performance. As of the Closing Date, Buyer shall have performed all of its material obligations under this Agreement, including the payment of the Purchase Price on or before the Closing Date.

5.1.2. Representations and Warranties. Buyer’s representations and warranties contained in Article 10 of this Agreement shall be true and correct in all material respects as of the Closing Date.

5.2. Right to Terminate. Seller shall give written notice to Buyer and Title Company stating whether such conditions are satisfied, unsatisfied or are waived by Seller. Seller’s failure to give such notice shall be conclusively deemed to mean that such conditions are unsatisfied; provided, however, the Closing shall constitute approval by Seller of all matters to which Seller has a right of approval and a waiver of all conditions precedent. If any condition remains unsatisfied as of the date specified above for such condition, then Seller may terminate this Agreement by giving written notice to Buyer. In the event of any such termination, the Deposit shall promptly be released to Buyer and neither Seller nor Buyer shall have any further obligations under this Agreement, except for those obligations that expressly survive the termination of this Agreement (including, without limitation, Buyer’s obligation to perform the Continuing Obligations).

6. TITLE.

6.1. Conditions of Title. Title to the Real Property shall be conveyed from Seller to Buyer by grant deed (the “Deed”), subject to: (a) liens to secure payment of real estate taxes and assessments not delinquent; (b) applicable zoning and use laws, ordinances, rules and regulations of any municipality, township, county, state or other governmental agency or authority; (c) all matters that would be disclosed by a physical inspection or survey of the Real Property; (d) any exceptions or matters created by Buyer, its agents, employees, contractors or consultants; (e) all exceptions of record which are enumerated on Buyer’s Title Report for the Property, excepting therefrom (1) exceptions 17, 18 and 19 shown on Buyer’s Title Report for the existing loan documents and any other liens or encumbrances affecting the Property which secure an obligation to pay money (the “Existing Monetary Encumbrances”) and (2) any exceptions created by Seller on or after the date of Buyer’s Title Report (i.e., February 6, 2012) without the prior written consent of Buyer (other than new Leases signed in accordance with the terms of this Agreement); (f) all Leases; and (g) such other exceptions as Buyer may approve in writing. The foregoing exceptions to title are referred to collectively as the “Conditions of Title”.

6.2. Title Policy. Conclusive evidence of delivery of title in accordance with the foregoing shall be the willingness of Title Company to issue or commit to issue to Buyer, upon payment of its regularly scheduled premium, its ALTA extended owner’s policy of title insurance, in the amount of the Purchase Price, showing title to the Real Property vested of record in Buyer, subject only to the Conditions of Title (and the standard printed exceptions and conditions in the policy of title insurance) (the “Title Policy”). If Seller for any reason is unable to deliver title to the Real Property subject only to the Conditions of Title or is unwilling to remove or otherwise cure any title matter that is not a Condition to Title (other than the Existing Monetary Encumbrances), then Buyer’s sole remedy shall be to terminate this Agreement within five (5) days after written notice from Seller of such inability or unwillingness (but not later than the Closing Date) and receive a return of the Deposit, and neither Seller nor Buyer shall thereafter have any further rights or obligations under this Agreement, except for those obligations that expressly survive the termination of this Agreement (including, without limitation, Buyer’s obligation to perform the Continuing Obligations). Buyer shall have no right to commence any action for damages, specific performance or other relief as a result of Seller’s inability to deliver title to the Real Property subject only to the Conditions of Title or Seller’s unwillingness to remove or otherwise cure any title matter that is not a Condition to Title; provided, however, that Buyer shall have the right to commence an action for specific performance against Seller if: (i) at Closing Seller fails to remove from title the Existing Monetary Encumbrances; or (ii) Seller fails to remove from title any exceptions created by Seller on or after the date of Buyer’s Title Report (i.e., February 6, 2012) without the prior written consent of Buyer (other than new Leases signed in accordance with the terms of this Agreement). Buyer acknowledges receipt from Seller of Seller’s Existing Survey for the Property. Any other survey (or update to Seller’s Existing Survey) necessary for the issuance of an ALTA title policy shall be obtained by Buyer at Buyer’s expense.

6.3. Endorsements/Affidavits. It is understood that Buyer may request a number of endorsements to the Title Policy. Buyer shall satisfy itself prior to the Closing Date that the Title Company will be willing to issue such endorsements in connection with the Title Policy at Closing. However, the issuance of such endorsements shall not be a condition to Closing and in no event shall Seller be obligated to provide any indemnity or other document in order to issue the same. Notwithstanding the foregoing, at Closing Seller shall deliver to Title Company an owner’s affidavit in form attached to this Agreement as Exhibit J, intended to allow Title Company to issue the Title Policy.

7. DAMAGE, DESTRUCTION OR TAKING; CONTINUED OPERATION.

7.1. Damage and Destruction. If at any time prior to the Closing, Seller determines that the Property has been destroyed or damaged by earthquake, flood or other casualty and that such damage will require more than Five Hundred Thousand Dollars ($500,000.00) to repair (a “Casualty”), or if a proceeding is instituted for the taking of all or any material portion of the Property under the power of eminent domain (a “Taking”), then Buyer shall have the right by giving written notice to Seller and Title Company within ten (10) business days after the date of receipt of prior written notice from Seller of any such Casualty or Taking, either to: (a) consummate the purchase of the Property in accordance with this Agreement; or (b) terminate this Agreement effective as of the date such notice of termination is given. If Buyer fails to give such notice within such ten (10) business day period, then Buyer shall be deemed to have elected to terminate this Agreement pursuant to this Article 7. The Closing Date shall be deferred, if necessary, to permit Buyer to have the ten (10) business day period following receipt of written notice from Seller of a Casualty or a Taking or such additional time as may reasonably necessary to allow Buyer to accurately assess the length of time needed to repair the Property in order for Buyer to make the election specified hereinabove. If Buyer terminates this Agreement pursuant to this Article 7, then the Deposit shall be returned to Buyer, and neither Seller nor Buyer shall have any further obligations under this Agreement, except for those obligations that expressly survive the termination of this Agreement (including, without limitation, Buyer’s obligation to perform the Continuing Obligations). If Buyer elects to consummate the purchase of the

Property in accordance with this Agreement, then upon the Closing, there shall be a credit against the Purchase Price due hereunder due hereunder (“C/C Credit”) equal to: (i) the amount of any insurance proceeds (excepting therefrom rental loss insurance proceeds allocable to the period prior to Closing) or condemnation awards actually collected by and paid to Seller as a result of any such damage or destruction or condemnation, less any sums expended by Seller toward the restoration or repair of the Property, plus (ii) any deductible of Seller (except any earthquake deductible) incurred with respect to such damage or destruction. If the proceeds or awards have not been collected as of the Closing, or the restoration or repairs have not been completed by Seller, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to repair or restore the Property. Buyer shall be bound to purchase the Property for the full Purchase Price in accordance with and subject to the terms of this Agreement, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not exceed Five Hundred Thousand Dollars ($500,000), and the amount of insurance proceeds available to Seller, when added to the amount of Seller’s deductible, is sufficient to cover the cost to restore the damage to or destruction of the applicable improvements; and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the C/C Credit; provide further, however, if the facts described in the foregoing item (a) are not satisfied, then Buyer shall have the right to terminate this Agreement in accordance with the provisions of the first sentence of this Section 7.1. Nothing herein shall be deemed to constitute an obligation on the part of Seller to carry or maintain any insurance of any kind whatsoever pertaining to the Property.

7.2. Operation of Property.

7.2.1. General Operation. During the period between the Effective Date of this Agreement and the earlier to occur of (a) the Closing Date, or (b) the termination of this Agreement, Seller (including Townsend Member and Townsend Systems) shall generally operate the Property (including, without limitation, the Membership Interests) in the same manner in which Seller operated the Property before the date of this Agreement (such operation obligations not including capital expenditures or expenditures not incurred in the normal course of business), and keep Buyer generally apprised of any material discussions or correspondence between Seller (including Townsend Member and Townsend Systems) and any existing or prospective tenants of the Property and any applicable governmental or regulatory authorities. After the Effective Date, Seller (including Townsend Member and Townsend Systems) shall not make any material physical change to the Property (including, without limitation, the Membership Interests) except for tenant improvements per approved Leases and as may be required by law. Notwithstanding the foregoing, if any equipment breaks after the Effective Date and prior to the Closing hereunder or earlier termination of this Agreement and if such equipment is required under any applicable Lease to be replaced or repaired by Seller (or Townsend Member or Townsend Systems), then the following shall be applicable: (i) Seller shall promptly and reasonably estimate the cost of such repairs or replacements and shall promptly advise Buyer in writing (the “Repair Notice”) of the nature of such repairs or replacements and the estimated cost or repair or replacement (the “Repair Estimate”); (ii) if Seller does not cause such repairs or replacements to be completed before Closing (it being agreed that Seller has no obligation to cause such repair or replacement), then Seller shall assign to Buyer at Closing all insurance proceeds and warranties pertinent to such repairs or replacements; (iii) if the Repair Estimate exceeds $1,000,000, and if Seller does not elect to provide to Buyer at Closing a credit in an amount equal to the Repair Estimate, then for a period of five (5) days following delivery of the Repair Notice Buyer shall have the right to terminate this Agreement in accordance with the provisions of Section 4.2 above; and (iv) if the Repair Estimate is equal to or less than $1,000,000, then Buyer shall have no right to terminate this Agreement and Seller shall have no obligation to cause the repair or replacement of such equipment.

7.2.2. Leases. On or after the Effective Date, Seller shall not terminate or amend any Leases or enter into any new Lease affecting any of the Property without first obtaining Buyer’s approval in Buyer’s sole discretion. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action within five (5) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval.

7.2.3. Contracts. On or after the Effective Date, Seller (including Townsend Member and Townsend Systems) shall have the right, in its reasonable discretion, without obtaining Buyer’s consent, to terminate or amend any Contracts or enter into any new Contract affecting any of the Property (including, without limitation, the Membership Interests); provided, however, that: (A) Seller shall promptly deliver written notice of any such action to Buyer, along with a copy of any instrument(s) related to such action; (B) Seller shall be solely liable for any new obligations created by any such termination or amendment of existing Contracts or by the execution of any new Contracts; and (C) Buyer shall receive an appropriate credit against the Purchase Price at Closing for any and all unpaid monetary obligations arising on or after the Closing Date which are attributable to any Contract executed by Seller on or after the Effective Date. (As used in this Agreement, “Contracts” means, collectively: (a) the contracts listed in the Schedule of Contracts, (b) contracts that are cancelable on thirty (30) days’ or less notice, and (c) contracts (other than Leases) entered into on or after the Effective Date in accordance with this Agreement.)

7.2.4. Outstanding Lease and Construction Obligations. Notwithstanding anything herein to the contrary, if the Closing occurs, then:

(a) Seller shall be responsible for all unpaid tenant improvement costs and leasing commissions (collectively, the “Lease Costs”) payable by Seller for the initial term (or pursuant to any expansion or extension options that have been exercised by any tenant before the Effective Date) of any Leases (including the Zynga Lease) executed by Seller on or before the Effective Date, and Buyer shall receive an appropriate credit against the Purchase Price at Closing for any and all such unpaid Lease Costs arising on or after the Closing Date which are attributable to the initial term (or to any expansion or extension options that have been exercised by any tenant before the Effective Date) of any Lease executed by Seller on or before the Effective Date.

(b) Buyer shall be responsible for all Lease Costs with respect to any lease executed by Seller after the Effective Date in compliance with Subsection 7.2.2.

(c) Notwithstanding the foregoing, to the extent that any contractors’, architects’, engineers’, space planners’ or similar contract has been entered into by Seller in connection with the performance of any of Seller’s obligations under Subsection 7.2.4(a) above and such contract has not been fully performed or paid by the Closing Date, then Buyer shall assume all of Seller’s obligations under such contract arising on or after the Closing Date to the extent that Buyer has received an appropriate credit against the Purchase Price at Closing for the costs not paid by Seller under such contract as of the Closing Date (except that Buyer shall not receive a credit for any costs that remain, as of the Closing Date, the obligation of a tenant under a Lease at the Property).

7.2.5. Title. Seller shall not cause or suffer any adverse change to the condition of title of the Property, including without limitation, any monetary liens (unless removed prior to Closing).

8. SELLER’S REPRESENTATIONS AND WARRANTIES.

8.1. Seller’s Knowledge. As used in this Agreement, the term “Seller’s Current Actual Knowledge” means the current actual knowledge of Brian Fleming, Jeanine Valdez and Lynn Tolin of TMG Partners and Seller’s on-site property manager for the Property (“Seller’s Representatives”), without any obligation of inquiry, and such term shall not include the knowledge of any other person or firm, it being understood by Buyer that (i) Seller’s Representatives were not involved in the operation of the Property before Seller’s acquisition of the Property, (ii) Seller’s Representatives are not charged with knowledge of any of the acts or omissions of predecessors in title to the Property or the management of the Property before Seller’s acquisition of the Property, and (iii) Seller’s Current Actual Knowledge shall not apply to, or be construed to include, information or material which may be in the possession of Seller generally or incidentally, but of which Seller’s Representatives do not have actual knowledge.

8.2. Representations and Warranties. Seller hereby makes the following representations and warranties as of the date of this Agreement:

8.2.1. Leases. There are no Leases of space in the Property which will be in force after the Closing and under which Seller is the landlord (whether by entering into the leases or acquiring the Property subject to the leases) other than the Leases. As used herein, “Leases” means (a) the leases, licenses and occupancy agreements (including any amendments thereto) listed on Exhibit E attached hereto, and (b) the leases, licenses or occupancy agreements (including any amendments thereto or any amendments to leases, licenses or occupancy agreements listed on Exhibit E attached hereto) entered into by Seller in accordance with Section 7.2 of this Agreement.

8.2.2. Hazardous Materials. To Seller’s Current Actual Knowledge, except as disclosed in writing by Seller to Buyer on or before a date three (3) days after the Effective Date, and except as disclosed in any documents or reports delivered by Seller to Buyer or made available to Buyer before a date three (3) days after the Effective Date, there has been no written notice of the presence of hazardous materials on the Property in violation of environmental laws and Seller has not received written notice from any governmental authority on or before the Effective Date of the need of Seller to take any remedial or corrective action under any environmental laws with respect to any hazardous materials on or under the Property. As used in this Agreement, “environmental laws” means all present and future statutes, ordinances, orders, rules and regulations of all federal, state and local governmental agencies relating to the use, generation, manufacture, installation, release, discharge, storage, transportation or disposal of hazardous materials; and “hazardous materials” means petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, underground storage tanks or any chemical, material or substance now or hereafter defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances”, or words of similar import, under any environmental laws.

8.2.3. Condemnation. Seller has not received written notice on or before the Effective Date of any pending condemnation or eminent domain proceedings affecting the Property or any part thereof.

8.2.4. Due Authorization. Seller, Townsend Member and Townsend Systems are each a Delaware limited liability company duly organized and in good standing under the laws of the State of Delaware. Seller has the full right, capacity, power and authority to enter into and carry out the terms of this Agreement, and Townsend Member has the full right, capacity, power and authority to enter into and carry out the terms of the Membership Assignment contemplated under this Agreement. Seller has been duly authorized to execute and perform its obligations under this Agreement. The persons signing this Agreement on behalf of Seller have the power and authority to do so and to bind Seller to this Agreement, and the persons who shall sign the Membership Assignment on behalf of Townsend Member will have the power and authority to do so and to bind Townsend Member to such Membership Assignment. All the instruments, agreements and other documents executed by Seller and/or Townsend Member which are to be delivered to Buyer at the Closing are and at the time of the Closing will be duly authorized, executed and delivered by Seller and/or Townsend Member, as the case may be. The entering into and performance by Seller of the purchase and sale transaction contemplated by this Agreement will not violate or breach any agreement, covenant or obligation binding on Seller, and the entering into and performance by Townsend Member of the Membership Assignment contemplated by this Agreement will not violate or breach any agreement, covenant or obligation binding on Townsend Member.

8.2.5. Non-Foreign Person. Neither Seller nor Townsend Member is a “foreign person” as defined in Internal Revenue Code Section 1445(f)(3), and neither Seller nor Townsend Member is subject to withholding under Section 26131 of the California Revenue and Taxation Code.

8.2.6. Violation of Laws. Except as disclosed in any documents or reports delivered or made available to Buyer before the Closing Date, neither Seller nor Townsend Member has received a written notice of any uncured material violation of any applicable laws with respect to the Property (including, without limitation, the Membership Interests) on or before the Effective Date from any governmental authority having jurisdiction over the Property.

8.2.7. No Purchase Rights. No person has an option to purchase all or any portion of the Property (including, without limitation, the Membership Interests), other than Buyer.

8.2.8. Litigation. To Seller’s Current Actual Knowledge, except as disclosed in writing by Seller to Buyer on or before a date three (3) days after the Effective Date, and except as disclosed in any documents or reports delivered by Seller to Buyer or made available to Buyer before a date three (3) days after the Effective Date, there is no lawsuit or arbitration or administrative proceeding pending or threatened against Seller, Townsend Member, Townsend Systems or Townsend Facility with respect to the Property (including, without limitation, the Membership Interests) or this Agreement.

8.2.9. Bankruptcy. Seller, Townsend Member, Townsend Systems and Townsend Facility are not bankrupt or insolvent under any applicable federal or state standard, have not filed for protection or relief under any applicable bankruptcy or creditor protection statute and have not been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Seller, Townsend Member, Townsend Systems and Townsend Facility have not: (1) made a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy; (3) received notice of the appointment of a receiver to take possession of all or substantially all of its assets; (4) received notice of the attachment or other judicial seizure of all or substantially all of its assets; (5) admitted in writing its inability to pay its debts as they come due; or (6) made an offer of settlement, extension or composition to its creditors generally.

8.2.10. OFAC Compliance. To the extent of Seller’s actual knowledge, Seller and Townsend Member are in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). To the extent of Seller’s actual knowledge, Seller, Townsend Member, Townsend Systems and Townsend Facility are not: (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (2) a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (3) owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Seller’s covenants, representations and warranties set forth in this Article 8 or any certificate, assignment or other document delivered in connection herewith (including any cause of action by reason of a breach thereof) shall survive until the date that is six (6) months after the Closing Date (the period beginning on the date hereof and ending on such date being referred to herein as the “Survival Period”), at which time such representations, warranties, and covenants (and any cause of action resulting from a breach thereof not then in litigation) shall terminate.

8.3. New Information. The preceding notwithstanding, Seller shall promptly advise Buyer if Seller acquires any information following the Effective Date which would make any of the representations and warranties set forth in Section 8.2 above materially untrue; provided that it shall not be a breach of such representation or warranty if the new information which renders the representation or warranty materially untrue was not known as of the Effective Date. If Seller or Buyer acquires any new information following the Effective Date which would make any of the representations or warranties set forth in Section 8.2 above materially untrue, then, as Buyer’s sole remedy, Buyer shall have the right to terminate this Agreement by delivery of written notice to Seller and, in the event of such termination, all rights and obligations under this Agreement (except those that expressly survive the termination of this Agreement, including the Continuing Obligations) shall cease and the Deposit shall be promptly returned to Buyer; provided, however, if the new information causing any representation or warranty set forth in Section 8.2 above to be materially untrue is caused by an act(s) or omission(s) of Buyer or any of the agents, employees, contractors or other representatives of Buyer, then Buyer shall not have the right to terminate this Agreement or receive the return of Buyer’s Deposit as provided in this Section. If, prior to the Closing hereunder, Buyer becomes aware of any facts that make any of the representations or warranties set forth in Section 8.2 above materially untrue, but Buyer nevertheless elects to close Escrow hereunder, then Buyer shall be deemed to have waived any claim against Seller based on such representation or warranty that Buyer knew was materially untrue as of the Closing. The provisions of the immediately preceding sentence shall survive the Closing.

9. SELLER’S DISCLAIMER; RELEASE AND INDEMNIFICATION OF SELLER.

9.1. Seller’s Disclaimer. Except for the representations and warranties by Seller set forth in Section 8.2, Buyer acknowledges and agrees that the sale of the Property to Buyer is made without any warranty or representation of any kind by Seller, either express or implied, with respect to any aspect, portion or component of the Property, including: (i) the physical condition, nature or quality of the Property, including the quality of the soils on and under the Property and the quality of the labor and materials included in any buildings or other improvements, fixtures, equipment or personal property comprising a portion of the Property; (ii) the fitness of the Property for any particular purpose; (iii) the presence or suspected presence of hazardous materials on, in, under or about the Property (including the soils and groundwater on and under the Property); or (iv) existing or proposed governmental laws or regulations applicable to the Property, or the further development or change in use thereof, including environmental laws and laws or regulations dealing with zoning or land use. Buyer further agrees and acknowledges that, as of the Closing, Buyer shall have made such feasibility studies, investigations, environmental studies, engineering studies, inquiries of governmental officials, and all other inquiries and investigations, which Buyer shall deem necessary to satisfy itself as to the condition, nature and quality of the Property and as to the suitability of the Property for Buyer’s purposes. Buyer further agrees and acknowledges that, in purchasing the Property, Buyer shall rely entirely on its own investigation, examination and inspection of the Property and its analysis and evaluation of the property documents furnished by Seller to Buyer and not upon any representation or warranty of Seller, or any agent or representative of Seller that is not set forth in Section 8.2. THEREFORE, BUYER AGREES THAT, IN CONSUMMATING THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, BUYER SHALL ACQUIRE THE PROPERTY IN ITS THEN CONDITION, “AS IS, WHERE IS” AND WITH ALL FAULTS, AND, SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.2, SOLELY IN RELIANCE ON BUYER’S OWN INVESTIGATION, EXAMINATION, INSPECTION, ANALYSIS AND EVALUATION OF

THE PROPERTY. The agreements and acknowledgments contained in this Section 9.1 constitute a conclusive admission that Buyer, as a sophisticated, knowledgeable investor in real property, shall acquire the Property solely upon its own judgment as to any matter germane to the Property or to Buyer’s contemplated use of the Property, and not upon any statement, representation or warranty by Seller, or any agent or representative of Seller, which is not expressly set forth in this Agreement. At the Closing, upon the request of Seller, Buyer shall execute and deliver to Seller a certificate of Buyer reaffirming the foregoing.

9.2. Buyer’s Release of Seller. Buyer hereby waives, releases and forever discharges Seller and its officers, directors, employees and agents from any and all claims, actions, causes of action, demands, liabilities, damages, costs, expenses or compensation whatsoever, whether direct or indirect, known or unknown, foreseeable or unforeseeable, which Buyer may have at the Closing or which may arise in the future on account of or in any way arising out of or connected with the Property, including: (i) the physical condition, nature or quality of the Property (including the soils and groundwater on and under the Real Property); (ii) the presence or release in, under, on or about the Property (including the soils and groundwater on and under the Real Property) of any hazardous materials; and (iii) the ownership, management or operation of the Property. At the Closing, upon the request of Seller, Buyer shall deliver to Seller a certificate of Buyer reaffirming the foregoing. Buyer hereby waives the protection of California Civil Code Section 1542, which reads as follows:

“ A general release does not extend to claims which the

creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Buyer’s Initials:     /s/ DW

However, the foregoing provisions of this Section 9.2 shall not serve to release Seller from any breach of the express representations and warranties set forth in Section 8.2.

9.3. Intentionally Omitted.

9.4. Flood Hazard Zone. Buyer acknowledges that if the Real Property is located in an area which the Secretary of HUD has found to have special flood hazards, then pursuant to the National Flood Insurance Program, Buyer will be required to purchase flood insurance in order to obtain any loan secured by the Real Property from any federally regulated financial institution or a loan insured or guaranteed by an agency of the United States government. Buyer shall have sole responsibility to determine whether the Real Property is located in an area which is subject to the National Flood Insurance Program.

9.5. Seller’s Environmental Inquiry. Without limiting the express representations and warranties set forth in Section 8.2, Buyer acknowledges and agrees that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain the environmental report or reports that Seller has provided to Buyer, and that, for purposes of California Health and Safety Code Section 25359.7, Seller has acted reasonably in solely relying upon said inquiry and investigation.

9.6 California Required Natural Hazard Disclosure. Seller has commissioned JCP (1-800-748-5233) to prepare the natural hazard disclosure statement in the form required by California Civil Code Section 1103. Buyer acknowledges that this transaction is not subject to that Civil Code Section, but that nevertheless the form promulgated therein serves to satisfy other statutory disclosure requirements of the Government Code and Public Resources Code. Seller does not warrant or represent either the accuracy or completeness of the information in the form, and Buyer shall use same merely as a guideline in its overall investigation of the Property.

10. BUYER’S REPRESENTATIONS AND WARRANTIES.

10.1. General. Buyer makes the covenants, representations and warranties set forth in this Article 10 or any certificate, assignment or other document delivered in connection herewith, each of which (a) shall survive the Closing (regardless of what investigations Buyer shall have made with respect thereto prior to the Closing) for the duration of the Survival Period, at which time such covenants, representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate, (b) is material and being relied upon by Buyer, (c) is true in all respects as of the date hereof, and (d) shall be true as of the Closing.

10.1.1 Due Authorization. Buyer has been duly authorized to execute and perform its obligations under this Agreement. The persons signing this Agreement on behalf of Buyer have the power and authority to do so and to bind Buyer to this Agreement. All the instruments, agreements and other documents executed by Buyer which are to be delivered to Buyer at the Closing are and at the time of the Closing will be duly authorized, executed and delivered by Buyer.

10.1.2 Organization. If Buyer is not a natural person, Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

11. CLOSING.

11.1. Closing. The transaction contemplated by this Agreement shall be consummated through Escrow on the date that is thirty (30) days after the Effective Date (the “Closing Date”), unless such Closing Date is further extended pursuant to the provisions of Subsection 2.2.2 or Section 7.1 hereof. For purposes of this Agreement, the term “Closing” shall mean the consummation of the sale and conveyance of the Property to Buyer as evidenced by recordation of the Deed.

11.2. Seller’s Delivery Into Escrow. Seller shall deliver (or cause to be delivered) the following items into Escrow (except the items in Section 11.2.7 and Section 11.2.8 below, which may be delivered directly to Buyer or mailed directly to tenants by Seller with a copy to Buyer):

11.2.1. Deed. The Deed, duly executed and acknowledged by Seller, except that the amount of any transfer tax shall not be shown on the Deed, but shall be set forth on a separate affidavit or instrument which, after recordation of the Deed, shall be attached thereto so that the amount of such transfer tax shall not be of record. The Deed shall be in the form of Exhibit D attached to this Agreement.

11.2.2. Letter of Credit. To the extent that Seller holds any letters of credit as security deposits for tenants under Leases, including, without limitation, any and all letters of credit delivered by Buyer pursuant to the Zynga Lease (the “Letters of Credit”), Seller shall execute a transfer of beneficiary form for each Letter of Credit for the benefit of Buyer as of the Closing Date in order to allow Buyer to effectuate the actual transfer of such Letter of Credit to Buyer on or after the Closing Date.

11.2.3. FIRPTA Affidavit. An affidavit in the form of attached Exhibit F stating that Seller is not a “foreign person” under IRC Section 1445(f)(3).

11.2.4. California Non-Foreign Certificate. A duly executed California Form 593-C Certificate or comparable non-foreign person affidavit as required by the State of California.

11.2.5. Membership Interests. The Membership Interests or such documents and/or indicia of ownership as is necessary to transfer all of Townsend Member’s right, title and interest in and to the Membership Interests to Buyer.

11.2.6. Membership Consents. The Membership Consents, to the extent that the same have been received by Seller prior to the Closing Date.

11.2.7. Notice Letters. Tenant notice letters for all tenants at the Property informing them of the sale of the Property and assignment of the Leases to Buyer in the form of attached Exhibit G.

11.2.8. Other Documents. Such other documents or instruments as may be reasonably required to consummate this transaction in accordance with the terms and conditions of this Agreement, including, without limitation, any and all accounting records, income and expense reports related to the operation of the Property and any appropriate escrow instructions to the Title Company.

11.2.9. Evidence of Authorization. Such evidence as shall reasonably establish that: (i) Seller’s execution of this Agreement and performance of its obligations hereunder have been duly authorized and that the person or persons executing this Agreement on behalf of Seller have been duly authorized and empowered to do so; and (ii) Townsend Member’s execution of the Membership Assignment and performance of its obligations thereunder have been duly authorized and that the person or persons executing such Membership Assignment on behalf of Townsend Member have been duly authorized and empowered to do so.

11.3. Buyer’s Delivery Into Escrow. Buyer shall deliver the following items into escrow:

11.3.1. Cash. Immediately available funds in the following amounts: (i) the balance of the Purchase Price; (ii) such amount, if any, as is necessary for Buyer to pay Buyer’s share of the closing costs and prorations specified in Sections 11.5, 11.6 and 11.7; and (iii) any other amounts required to close Escrow in accordance with the terms of this Agreement.

11.3.2. Other Documents. Such other documents and instruments as may be reasonably required in order to consummate this transaction in accordance with the terms and conditions of this Agreement, such as appropriate escrow instructions to Title Company.

11.3.3. Evidence of Authorization. Such evidence as shall reasonably establish that Buyer’s execution of this Agreement and performance of its obligations hereunder have been duly authorized and that the person or persons executing this Agreement on behalf of Buyer have been duly authorized and empowered to do so.

11.4. Seller’s and Buyer’s Joint Delivery Into Escrow. Seller and Buyer jointly shall deliver (or cause to be delivered) the following items into Escrow:

11.4.1. Assignment and Assumption Agreements A duly executed bill of sale, assignment, and assumption agreement in the form attached to this Agreement as Exhibit H (the “Bill of Sale, Assignment and Assumption Agreement”) and a duly executed Membership Assignment.

11.4.2. Other Documents. Such other documents and instruments as may be reasonably required to consummate this transaction in accordance with the terms and conditions of this Agreement.

11.5. Closing Prorations. At the Closing, all items of income and expense of the Property shall be prorated as provided in this Section 11.5 on the basis of a 365-day year, actual days elapsed for the month in which the Closing occurs, as of 11:59 p.m. on the day immediately preceding the Closing Date. If there is any delinquency or unpaid rent under the Zynga Lease as of the Closing Date, then Buyer shall pay to Seller at Closing all such delinquencies and unpaid rent. Except as provided in this Section 11.5, income and expenses attributable to the period prior to the Closing Date shall be for the account of Seller, and income and expenses attributable to the period on and after the Closing Date shall be for the account of Buyer. Property taxes and assessments, and all other items of income and expense related to the Property shall be prorated through Escrow on the Closing Date by the parties. Percentage rents payable under the Leases with respect to periods on or before the Closing Date shall be paid by Buyer to Seller within five (5) business days of receipt. Without limiting the generality of the foregoing, the following items shall be prorated through Escrow as described above:

(a) Base Rent. Rent and other charges under the Leases (to the extent such monies have actually been collected by Seller) shall be for the account of Seller for the period through the day before the Closing, except that Additional Rents (as defined below) shall be prorated in accordance with Section 11.5 (b) below. Rent and other charges under the Leases that are delinquent as of the Closing shall not be prorated, and rents and other amounts received by Buyer within twelve (12) months following the Closing from any tenant owing such delinquent rent or other charges shall be applied (i) first, to Buyer’s actual out-of-pocket costs of collection incurred with respect to such tenant; (ii) second, to rents due from such tenant for the month in which such payment is received by Buyer; (iii) third, to rents attributable to any period after the Closing which are past due on the date of receipt; (iv) fourth, to rents and other charges delinquent as of the Closing (and Buyer promptly shall remit such amounts to Seller); and (v)

finally, the remainder, if any, shall be retained by Buyer. Buyer agrees that it shall use commercially reasonable efforts to collect any such delinquent rents (provided, however, that Buyer shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent rents). After such twelve (12) month period mentioned above, all rents received by Buyer shall be retained by Buyer and Seller shall have no interest in the same. Seller may pursue collection of any rents that were past due as of the Closing, provided Seller shall have no right to terminate any Lease or any tenant’s occupancy under such applicable Lease in connection therewith. Seller agrees to deliver to Buyer any rents received by Seller for the period from and after the Closing Date.

(b) Additional Rents.

(i) Any percentage rent, escalation rent, charges for real estate taxes, operating and maintenance expenses, pass-throughs for roof, parking area and other capital asset replacements (including amortization payments), escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base rent under the Leases (collectively, the “Additional Rents”) shall be prorated as of the Closing Date between Buyer and Seller, with final adjusted proration payments to be made on or before the date that is one hundred twenty (120) days following the Closing Date.

(ii) Prior to the Closing, Seller shall provide Buyer on an estimated basis with information regarding Additional Rents which were received by Seller prior to Closing and the amount of reimbursable expenses paid by Seller prior to Closing. If Seller’s collections of such amounts of Additional Rents is in excess of the amounts actually paid by Seller for such items for the period prior to Closing, then Buyer shall receive a credit at Closing for the excess amounts collected. Buyer shall apply all such excess amounts to the charges owed by Buyer for such items for the period after the Closing and, if required by the Leases, shall rebate or credit the tenants with any remainder. If it is determined that the amount collected during Seller’s ownership period was less than the amounts actually paid by Seller for such items for the period prior to the Closing, then the collection and remitting of such amounts shall be governed by the provisions of subsection (a) above regarding the post-closing application of rents. With respect to reimbursable expenses paid by Seller prior to Closing, but not billed to tenants prior to Closing, Seller will provide to Buyer all relevant information including supporting documentation and Seller’s calculation of the amount to be billed to each tenant.

(iii) On or before the date that is one hundred twenty (120) days following the Closing Date, Seller shall deliver to Buyer a reconciliation of all expenses reimbursable by tenants under the Leases, and the amount of Additional Rents received by Seller and Buyer relating thereto (the “Reconciliation”). Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Seller, Seller shall promptly, but in no event later than fifteen (15) days after receipt of the Reconciliation, pay to Buyer the amount of such overpayment and Buyer, as the landlord under the particular Leases, shall pay or credit to each applicable tenant the amount of such overpayment. Seller shall indemnify and hold Buyer harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees) arising out of Seller’s Reconciliation and/or failure to reimburse tenants for any overpayments by tenants as of the Closing, which obligation shall survive the Closing. Seller’s Reconciliation shall be calculated based on the expenses actually incurred by Seller for the period covered by such Reconciliation and Seller’s period of ownership of the Property. If Seller determines following such Seller’s Reconciliation, that any tenant(s) have underpaid any such Additional Rents or other operating expenses or reimbursements allocable to any period prior to the Closing, then Seller may pursue collection of such shortfall in payments, provided Seller shall have no right to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith.

(c) Taxes. All current real and personal property taxes, non-delinquent bonds or improvement assessments, general and special, non-delinquent public or governmental charges or assessments affecting the Property (including current assessments, liens or encumbrances for sewer, water, drainage or other public improvements whether completed or commenced on, or prior to, the date of this Agreement). If the Closing Date occurs before the tax rate or assessment is fixed, the proration of such taxes and assessments by Title Company shall be made at the Closing based upon the most recent tax bills available. If Seller receives any refunds as a result of any tax appeals that are attributable, in whole or in part, to any time periods that comprise a “Base Year” under any former or existing Lease, then Seller shall retain such refunds to the extent attributable to such “Base Year”, and if Seller receives any refunds as a result of any pending tax appeals that are attributable to any time periods that are subsequent to a “Base Year” under any former or existing Lease, then Seller shall retain such refunds to the extent attributable to such time periods or Seller shall, to the extent required by the terms of any such former or existing Lease, pay such refund to the tenant thereunder.

(d) Water/sewer. Water and sewer charges on the basis of the fiscal year for which assessed (if these are not prorated as part of a tax bill), but if there are water meters on the Real Property, Seller, to the extent it is able, shall furnish a reading effective as of the Closing Date, or if not feasible to do so, to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, shall promptly deliver to the other the amount determined to be due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing Date shall be apportioned on a per diem basis from the date of the reading immediately prior thereto and Seller shall pay the proportionate charges due up to the Closing Date. Unpaid water meter bills that are the obligations of tenants under their respective Leases and that are billed directly to such tenants shall not be adjusted.

(e) Contracts. Amounts paid or payable in respect of the Contracts which Buyer assumes at the Closing; provided, however, any and all such amounts to be prorated under this Subsection 11.5(e) are subject to the provisions of Subsection 7.2.3 above, if applicable, regarding credits to be made to Buyer.

(f) Utilities. Electricity, gas, telephone and other utilities and HVAC costs, expenses and income, except to the extent that tenants pay such costs directly to the supplier of such services.

(g) Leasing Costs. Any and all Leasing Costs to be prorated under this Subsection 11.5(g) are subject to the provisions of Subsection 7.2.4 above regarding credits to be made to either or both of Buyer and Seller.

11.6. Closing Costs. Seller shall pay the following closing costs: (i) all fees and costs for releasing all encumbrances, liens and security interests of record which are not Conditions of Title. Buyer shall pay the following closing costs: (w) City and County documentary or other transfer taxes payable upon recordation of the Deed; (x) the premium for Buyer’s policy of title insurance and any endorsements Buyer requires; (y) any and all costs, fees, title insurance premiums and other charges payable in connection with any financing obtained by Buyer to acquire the Property, including all escrow fees relating to the funding and/or recordation of such financing; and (z) all escrow fees. Each party shall pay one-half of any escrow cancellation fee charged by Title Company in connection with the purchase and sale of the Property. All other closing costs shall be paid by the parties in accordance with the custom then prevailing in the City and County of San Francisco. Except as may be otherwise provided in this Agreement, each party shall pay its own attorneys’ fees incurred in connection with this Agreement and the transaction described herein.

11.7. Security Deposits. With respect to all Leases which are in effect at the Closing, Seller shall give Buyer at the Closing, through Escrow, a credit in the amount of all cash security deposits and other cash deposits (including any prepaid rent) then held by Seller under such leases.

11.8. Possession. Subject to the rights of tenants under the Leases, Seller shall deliver exclusive possession of the Property to Buyer at the Closing.

11.9. Closing Procedure. Upon receipt of the funds and instruments described in this Article 11 and written notice to proceed from Buyer and Seller, Title Company shall close Escrow when it is in a position to: (i) pay to Seller, in immediately available funds, the amount of the Purchase Price, as such amount may be increased or decreased as a result of the allocation of the closing costs and prorations as specified in Sections 11.5 and 11.6 and Seller’s obligations with respect to security deposits as specified in Section 11.7; and (ii) issue to Buyer the policy of title insurance referred to in Article 6. The Title Company shall record the Deed, and record all other documents, including deeds of reconveyance, necessary for title to the Property to be conveyed to Buyer subject only to the Conditions of Title referred to in Section 6.1 above. The Title Company is instructed to date all undated documents delivered into escrow the date the Close of Escrow occurs.

11.10. Escrow. Upon mutual execution of this Agreement, Buyer and Seller shall deposit an executed counterpart of this Agreement with the Title Company and this Agreement shall serve as instructions to the Title Company for consummation of the purchase and sale contemplated hereby. Seller and Buyer shall execute such supplemental escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement, provided such supplemental escrow instructions are not in conflict with this Agreement. In the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions signed by Buyer and Seller, the terms of this Agreement shall control.

11.11. Compliance. Title Company shall comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Title Company shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). Title Company shall hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorney’s fees and other litigation expenses, arising or resulting from the failure or refusal of Title Company to comply with such reporting requirements.

12. BROKERS. Seller and Buyer each warrant and represent to the other that no person, firm or entity other than Jones Lang LaSalle Americas Inc. (“Seller’s Broker”), which have been retained by Seller, are in a position to claim a real estate brokerage commission or finder’s or other similar fee as a result of a sale of the Property pursuant to this Agreement based upon contacts with such party or the Property, and each party shall indemnify, defend, protect and hold the other party harmless from and against any and all claims, actions, causes of action, demands, liabilities, damages, costs and expenses (including attorneys’ fees) arising as a result of a breach of the foregoing representation and warranty. Seller shall pay all commissions and fees owing to Seller’s Broker as a result of the sale of the Property pursuant to a separate written agreement. Seller hereby discloses to Buyer that an affiliate of Seller, TMG Partners, is a licensed California real estate broker. To the extent that any commission or finder’s or other similar fee as a result of a sale of the Property is owed to Colliers International based upon contacts with Buyer, then Buyer shall be responsible to pay all amounts owing to Colliers International.

13. BUYER’S AND SELLER’S DEFAULT.

13.1. Buyer’s Default.

13.1.1. Default. Buyer shall be deemed to be in default under this Agreement if Buyer fails, for a reason other than Seller’s default hereunder or the failure of a condition precedent to Buyer’s obligation to perform hereunder, to meet, comply with or perform any covenant, agreement or obligation on Buyer’s part required within the time limits and in the manner required in this Agreement, or there shall have occurred a material breach of any representation or warranty made by Buyer; provided, however, no such default shall be deemed to have occurred unless and until Seller has given Buyer written notice thereof, describing the nature of the default, and Buyer has failed to cure such default within ten (10) days of the receipt of such notice (but in any event before the Closing Date, unless such default occurs after Closing).

13.1.2. Liquidated Damages. If Buyer defaults in the obligation to purchase the Property, Seller shall be entitled to retain the Deposit made by Buyer hereunder as liquidated damages pursuant to Section 3.2 of this Agreement.

13.2. Seller’s Default.

13.2.1. Default. Seller shall be deemed to be in default under this Agreement if Seller fails, for a reason other than Buyer’s default hereunder or the failure of a condition precedent to Seller’s obligation to perform hereunder, to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in the Agreement, or there shall have occurred a material breach of any representation or warranty made by Seller, provided, however, no such default shall be deemed to have occurred unless and until Buyer has given Seller written notice thereof, describing the nature of the default, and Seller has failed to cure such default within ten (10) days of receipt of such notice (but in any event before the Closing Date, unless such default occurs after Closing).

13.2.2. Remedies Before Closing. If Seller shall be deemed in default under Section 13.2.1 at or before Closing, and Buyer does not waive such default, Buyer may pursue one of the following remedies, each of which shall be Buyer’s sole and exclusive remedy:

(a) Institute and prosecute an action to compel specific performance of this Agreement against Seller, in which case Buyer shall have no claim for damages or any other remedy against Seller; provided, however, if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the City and County of San Francisco on or before the date thirty (30) days following the date upon which the Closing hereunder was to have occurred, then Buyer shall be deemed to have elected to terminate this Agreement and receive back the return of its Deposit as provided in Section 13.2.2(b) below. Buyer shall only be entitled to bring a specific performance action against Seller if Seller breaches its obligation to convey the Property to Buyer when and as required pursuant to this Agreement. Seller expressly authorizes the offset of any attorneys’ fees awarded to Buyer as the prevailing party in any specific performance action against the Purchase Price to consummate any specific performance judgment.

(b) Terminate this Agreement by written notice delivered to Seller on or before the Closing Date and, in the event of such termination, Buyer shall be entitled, as Buyer’s sole remedy, to the prompt return of the Deposit made by Buyer hereunder, plus its out of pocket costs, not to exceed Fifty Thousand Dollars ($50,000), incurred in connection with this Agreement and Buyer’s due diligence and financing efforts. In no event shall Buyer be entitled to seek to recover from Seller any monetary damages based on any breach or default by Seller at or before Closing. Under no circumstances shall Seller be liable to Buyer for any consequential damages, including, without limitation, lost profits, loss of business or lost income.

13.2.3. Remedies After Closing. Subject to the limitations set forth in Article 8 above, if the Closing has occurred, Buyer shall not be entitled to bring a claim against Seller for any breach of any covenant, representation or warranty, or other obligation or liability contained in this Agreement or any certificate, assignment or other document delivered in connection with this Agreement, unless Buyer establishes that Seller shall have materially breached a representation or warranty contained in Section 8.2 or a covenant that has expressly survived the Closing and has not terminated or expired, in which case Buyer may seek damages by reason thereof in an amount not to exceed One Million Dollars ($1,000,000.00), in the aggregate, but shall not be entitled to consequential or exemplary damages. All other claims of Buyer against Seller (other than post-closing covenants) shall be deemed waived to the extent provided in Section 9.2 above.

13.2.4. Termination Procedure. Upon termination of this Agreement in accordance with this Section 13.2, the Deposit made by Buyer hereunder shall be promptly returned to Buyer. Seller shall be responsible for all cancellation charges and escrow charges required to be paid to the Title Company.

14. MISCELLANEOUS.

14.1. Notices. All notices, demands or other communications of any type given by either party to the other or to Title Company, whether required by this Agreement or in any way related to this transaction, shall be in writing and delivered: (i) by hand or Federal Express or similar courier service; or (ii) by United States Mail, as a certified item, return receipt requested, and deposited in a Post Office or other depository under the care or custody of the United States Postal Service, with proper postage affixed. Each notice to a party shall be addressed as follows:

To Seller:	650 Townsend Associates LLC
c/o TMG Partners
100 Bush Street, 26th floor
San Francisco, CA 94104
Attn: Lynn Tolin
Attn: Brian Fleming

with a copy to:	Scott Verges, Esq. and Ann MacLeod, Esq.
c/o TMG Partners
100 Bush Street, 26th floor
San Francisco, CA 94104

To Buyer:	Zynga Inc.
699 Eighth Street
San Francisco, CA 94103
Attn: VP, Workplace

with a copy to:	Zynga Inc.
699 Eighth Street
San Francisco, CA 94103
Attn: General Counsel

Any notice delivered by hand or Federal Express or similar courier service shall be deemed to be delivered when actual delivery is made. Any notice deposited in the United States Mail in the manner required above shall be deemed to be delivered three (3) calendar days after the date of such deposit, and any time periods provided for herein during which a party may act shall not commence until such notice is deemed to be so delivered. Either party hereto may change its address by notice given as provided herein to the other party and Title Company.

14.2. Survival of Provisions. Except as otherwise provided in Sections 8.2 and 10.1 of this Agreement, each representation, warranty, covenant, obligation or liability contained in this Agreement (including Buyer’s obligations pursuant to Subsection 4.3.3 and Article 12) shall survive and be binding and enforceable following the Closing and shall not be deemed to be merged into, or waived by delivery or recordation of, the Deed or any other instruments delivered at the Closing.

14.3. Rules of Construction. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The headings of the Articles, Sections, Subsections and paragraphs contained in this Agreement are included only for convenience of reference and shall be disregarded in the construction and interpretation of this Agreement. References in this Agreement to Articles, Sections, Subsections and paragraphs are references to the Articles, Sections, Subsections and paragraphs contained in this Agreement. Each reference in this Agreement to an Article shall be deemed a reference to all Sections and Subsections contained within such Article; each reference to a Section shall be deemed a reference to all Subsections contained within such Section. This Agreement has been fully negotiated at arms’ length between the parties, after advice by counsel and other representatives chosen by the parties, and the parties are fully informed with respect thereto. No party shall be deemed the scrivener of this Agreement and, accordingly, the provisions of this Agreement shall be construed as a whole according to their common meaning and not strictly for or against any party. Use in this Agreement of the words “including” or “such as”, or words of similar import, following any general term, statement or matter shall not be construed to limit such term, statement or matter to the enumerated items, whether or not language of non-limitation (such as “without limitation” or “but not limited to”) are used with reference thereto, but rather shall refer to all items or matters that could reasonably fall within the broadest scope of such term, statement or matter.

14.4. Amendment; Waivers. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto. A party may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.

14.5. Time of Essence. Time is of the essence of this Agreement and each provision hereof.

14.6. Attorneys’ Fees. Except as may be otherwise expressly provided herein, if either party brings an action or proceeding at law or in equity to interpret or enforce this Agreement or any provisions contained herein, or to seek damages or other redress for a breach, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees incurred in such action or proceeding.

14.7. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

14.8. Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.

14.9. Assignment; Successors and Assigns. Buyer shall have no right to assign this Agreement or any of Buyer’s rights hereunder without first having obtained Seller’s prior written consent to such assignment, which Seller may withhold in its sole and absolute discretion; provided, however, without obtaining Seller’s prior written consent, Buyer may either: (a) assign its interest in this Agreement to a PSA Assignment Party (as defined in the Zynga Lease) provided that Buyer shall deliver to Seller an executed written assignment and assumption agreement in a form reasonably acceptable to Seller no later than five (5) business days prior to Closing), or (b) nominate or designate a PSA Assignment Party to take title to the Property at Closing provided that Buyer shall deliver to Seller written notice of Buyer’s election to do so, including the name of such PSA Assignment Party, no later than five (5) business days prior to Closing. Subject to the immediately preceding sentence, this Agreement, and the terms, covenants and conditions herein contained, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns. In no event shall an assignment by Buyer of this Agreement or any of Buyer’s rights hereunder release Buyer from its obligations under this Agreement.

14.10. Exhibits. Each exhibit to which reference is made in this Agreement is deemed incorporated into this Agreement in its entirety by such reference. The exhibits to this Agreement are the following:

Exhibit A	Legal Description of Property
Exhibit B	Form of Tenant Estoppel
Exhibit C	Buyer’s Title Report
Exhibit D	Grant Deed
Exhibit E	List of Leases (to be provided on the Effective Date)
Exhibit F	FIRPTA Affidavit
Exhibit G	Form of Tenant Notice Letters
Exhibit H	Bill of Sale, Assignment and Assumption Agreement
Exhibit I	Schedule of Contracts (to be provided on the Effective Date)
Exhibit J	Owner’s Affidavit
Exhibit K	Membership Assignment

14.11. Intentionally Omitted.

14.12. Definition of Business Day. For purposes of this Agreement, the term “business day” shall mean Monday through Friday, inclusive, but excluding any day which is recognized as a legal holiday by the State of California or the United States. If this Agreement specifies a day or date by which a certain action is to be taken or notice to be given (e.g., the Effective Date, or a specific calendar day), then the action to be taken or notice to be given must be completed by 5:00 p.m. (Pacific time) on such date.

15. EXCHANGE. At the option of either party, such party may elect to consummate the transaction hereunder in whole or in part as a like-kind exchange pursuant to Section 1031 of the

Internal Revenue Code of 1986, as amended. If either party (the “Exchanging Party”) so elects, the other party (the “Cooperating Party”) shall cooperate with the Exchanging Party, executing such documents and taking such action as may be reasonably necessary in order to effectuate this transaction as a like-kind exchange; provided, however, that (i) the Cooperating Party’s cooperation hereunder shall be without cost, expense or liability to the Cooperating Party of any kind or character, including, without limitation, any attorneys’ fees, costs or expense incurred in connection with the review or preparation of documentation in order to effectuate such like-kind exchange, and the Cooperating Party shall have no obligation to take title to any real property; (ii) the Exchanging Party shall assume all risks in connection with the designation, selection and setting of terms of the purchase or sale of any exchange property; (iii) the Exchanging Party shall bear all costs and expenses in connection with any such exchange transaction in excess of the costs and expenses which would have otherwise been incurred in acquiring or selling the Property by means of a straight purchase, so that the net effect to the Cooperating Party shall be identical to that which would have resulted had this Agreement closed on a purchase and sale; (iv) any documents to effectuate such exchange transaction are consistent with the terms and conditions contained in this Agreement; and (v) the Exchanging Party shall indemnify, defend and hold the Cooperating Party harmless from any and all claims, demands, penalties, loss, causes of action, suits, risks, liability, costs or expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees) which the Cooperating Party may incur or sustain, directly or indirectly, related to or in connection with, or arising out of, the consummation of this transaction as a like-kind exchange as contemplated hereunder; provided, however, notwithstanding anything to the contrary herein, the consummation of such exchange shall not be a condition precedent to the closing of this purchase and sale and shall not be permitted to cause any delay in the closing of this purchase and sale. The covenants, obligations and indemnity contained in this Article 15 shall survive the Closing hereunder and delivery of the Deed.

16. LIMITED LIABILITY OF SELLER AND BUYER. No constituent member or partner in or agent of Seller or Buyer, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller or Buyer, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and each party and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the other party’s assets for the payment of any claim or for any performance, and each party, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in Seller (or in any other constituent member or partner of Seller), nor any obligation of any constituent member or partner in Seller (or in any other constituent member or partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent member or partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent member or partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a member’s or partner’s obligation to restore or contribute).

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

SELLER:

650 TOWNSEND ASSOCIATES LLC,

a Delaware limited liability company

By:	TOWNSEND MEMBER LLC,

a Delaware limited liability company

Its:	Sole Member

By:	TMG 650 TOWNSEND LLC,

a Delaware limited liability company,

Its:	Administrative Manager

By:	TMG PARTNERS,

a California corporation

Its:	Managing Member

By:	/s/ Michael A. Covarrubias
Its:	CEO

Dated:	3/1/12

BUYER:

ZYNGA INC. a Delaware corporation

By:	/s/ David Wehner
Printed Name: David Wehner
Title:	CFO

Dated:	2/29/12

ESCROW HOLDER’S ACCEPTANCE AND AGREEMENT

The undersigned, on behalf of Chicago Title Company, as Escrow Holder, confirms its agreement to establish and maintain the Escrow in accordance with the requirements set forth herein.

CHICAGO TITLE COMPANY

By:	/s/ Laurie Edwards
Its:	VP
Date:	3.2.12

EXHIBIT A

LEGAL DESCRIPTION OF THE REAL PROPERTY

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

Parcel One:

All of Lot 9, Assessor’s Block 3783, as shown on that certain map entitled, “Parcel Map of a Portion of 100 Vara Block No. 412, Also Being a Portion of Assessor’s Block 3783”, which map was filed in the Office of the Recorder of the City and County of San Francisco, State of California on November 29, 1988 in Book 38 of Parcel Maps at Page 36.

Parcel Two:

Non-exclusive easements as set forth in that certain Grant of Easement With Covenants and Restrictions Affecting Land dated as of December 29, 1988, by and between Bay West Showplace Investors, a California limited partnership, and Portman/Bay West Apparel Partners, a California partnership, recorded on December 30, 1988 in Reel E775, Image 1598, Series No. E296406, Official Records, and as amended by the First Amendment thereto dated June 19, 1998, by and between Bay West Showplace Investors, a California limited partnership, and Zoro, LLC, a California limited liability company, recorded on June 25, 1998, Reel H162, Image 291, Series No. 98-G376431, Official Records.

APN: Lot 009, Block 3785

EXHIBIT B

TENANT ESTOPPEL CERTIFICATE

The undersigned, as “Tenant” under that certain lease agreement made and entered into as of                 ,         by and between                     , a                     , as Landlord, and                     , as Tenant, for premises containing approximately         [adjusted] rentable square feet of space and commonly identified as                             (the “Premises”) in the office building located at 650 Townsend Street, San Francisco, California (the “Building”), certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the lease described in the paragraph above, together with all amendments and modifications thereto (collectively, such lease, together with all amendments and modifications, is referred to hereinafter as the “Lease”). The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A. All conditions precedent to the enforceability of the Lease have been satisfied.

3. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

                                                                                                      .

4. Tenant currently occupies the Premises. The Lease Term commenced on             ; and the Lease Term expires on                 . Tenant has no option to extend the Lease Term except as follows:                     .

5. Tenant has no option to purchase all or any part of the Building.

6. Tenant’s current monthly installment of Base Rent is $                    . All monthly installments of Base Rent have been paid when due through             .

7. The current monthly installment of estimated Additional Rent is $                    . The Base Year under the Lease is             . All monthly installments of Additional Rent have been paid when due through             .

8. Tenant is not in default under the Lease and no event has occurred that, with the giving of notice or passage of time or both, would constitute a default by Tenant under the Lease. Tenant has not received any notice of default under the Lease from Landlord regarding a default by Tenant thereunder.

9. To Tenant’s knowledge, Landlord is not in default under the Lease and Tenant has not delivered any notice of default to Landlord regarding a default by Landlord thereunder. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that Tenant has against Landlord.

10. Tenant has made a cash security deposit under the Lease in the amount of $            .

11. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so. There are no actions pending against Tenant under the bankruptcy or similar laws of the United States or any state.

12. All tenant improvement work required to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by Tenant, and all reimbursements and allowances due to Tenant under the Lease in connection with all such tenant improvement work have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser and the successors and assigns of each of them, and Tenant further acknowledges that said prospective mortgagee or prospective purchaser and its successors and assigns will be relying upon the statements contained herein in making the loan or acquiring the Property and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Dated:	, 2012.

Tenant:

,
a

By:
Its:

By:
Its:

EXHIBIT D

Recorded at the Request of and

When Recorded, Return and

Mail Tax Statements to:

The undersigned Grantor declares that documentary transfer tax is not shown pursuant to Section 11932 of the Revenue and Taxation Code, as amended.

GRANT DEED

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, 650 TOWNSEND ASSOCIATES LLC, a Delaware limited liability company (“Grantor”) hereby grants to                             (“Grantee”) that certain real property located in San Francisco, California, more particularly described in Exhibit A attached hereto and incorporated herein by this reference (“Property”).

The conveyance by Grantor to Grantee pursuant to this Grant Deed is subject to: (i) a lien securing payment of real estate taxes and assessments; (ii) applicable zoning and use laws, ordinances, rules and regulations of any municipality, township, county, state or other governmental agency or authority; (iii) all matters that would be disclosed by a physical inspection or survey of the Property or that are actually known to Grantee; (iv) all unrecorded leases, and (v) all covenants, conditions, easements, restrictions, liens, encumbrances and other exceptions of record.

[Text and signatures on following page]

IN WITNESS WHEREOF, Grantor has executed this Grant Deed this             day of             , 20    .

GRANTOR:

650 TOWNSEND ASSOCIATES LLC,

a Delaware limited liability company

By:	TOWNSEND MEMBER LLC,

a Delaware limited liability company

Its:	Sole Member

By:	TMG 650 TOWNSEND LLC,

a Delaware limited liability company,

Its:	Administrative Manager

By:	TMG PARTNERS,

a California corporation

Its:	Managing Member

By:
Its:

EXHIBIT A TO GRANT DEED

ATTACHMENT TO GRANT DEED

            , 20

TO:                     County Clerk/Recorder

Dear County Clerk/Recorder:

In accordance with Section 11932 of the Revenue and Taxation Code, the undersigned hereby requests that this statement of documentary transfer tax not be recorded with the attached Grant Deed but be affixed to the Grant Deed after recordation and before return as directed on the Grant Deed.

The Grant Deed names             , LLC, a             , as Grantee. The property that is the subject of the Grant Deed is located in the City of             , County of             , State of California.

The amount of documentary transfer tax due on the attached Grant Deed is $            , computed on the full value of the Property less any encumbrances remaining on the Property.

GRANTOR:

650 TOWNSEND ASSOCIATES LLC,

a Delaware limited liability company

By:	TOWNSEND MEMBER LLC,

a Delaware limited liability company

Its:	Sole Member

By:	TMG 650 TOWNSEND LLC,

a Delaware limited liability company,

Its:	Administrative Manager

By:	TMG PARTNERS,

a California corporation

Its:	Managing Member

By:
Its:

EXHIBIT F

CERTIFICATION OF NON FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U. S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by ***, a Delaware limited liability company (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations). Seller is not a “disregarded entity” (as such term is defined in the Internal Revenue Code and Income Tax Regulations).

2. Seller’s U. S. employer identification number is                     .

3. Seller’s office address is:

    c/o TMG Partners

    100 Bush Street, 26th floor

    San Francisco, CA 94104

4. Transferor/seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii).

5. Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee (buyer) and that any false statement contained herein could be punished by fine, imprisonment, or both.

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Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has the authority to sign this document on behalf of Seller.

Executed as of                     , 2012.

SELLER:

650 TOWNSEND ASSOCIATES LLC,

a Delaware limited liability company

By:	TOWNSEND MEMBER LLC,

a Delaware limited liability company

Its:	Sole Member

By:	TMG 650 TOWNSEND LLC,

a Delaware limited liability company,

Its:	Administrative Manager

By:	TMG PARTNERS,

a California corporation

Its:	Managing Member

By:
Its:

EXHIBIT G

FORM OF NOTICE TO TENANTS

                    , 2012

VIA CERTIFIED MAIL

RETURN RECEIPT REQUESTED

[TENANT NAME]

[TENANT NOTICE ADDRESS]

Attention:

Re:

Ladies and Gentlemen:

Please be advised that, effective as of the date hereof, *** sold its interest in the above-referenced property and assigned its interest in your lease at such building (the “Lease”) to [**FULL BUYER NAME**] (“Buyer”). Consequently, Buyer is now your landlord and the security deposit, if any, under the Lease has been transferred to and received by Buyer. Buyer is now responsible to account to you under the Lease and at law for the security deposit transferred by Seller. All future notices and other communication to the landlord under the Lease should be delivered to Buyer at the following address:

Commencing with the rent and other charges due on or after the date hereof, all payments due under the Lease should be paid and delivered as follows:

Please indicate your receipt and acceptance of the terms of this Notice by executing and returning to Buyer the enclosed counterpart of this Notice. Thank you for your cooperation.

Very truly yours,

TMG PARTNERS,

a California corporation,

Authorized Representative of

650 Townsend Associates LLC

EXHIBIT H

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, 650 Townsend Associates LLC, a Delaware limited liability company (“Seller”), hereby sells, transfers, assigns and conveys to             , a             (“Buyer”), all of Seller’s right, title and interest in the “Personal Property” and in the “Intangible Property” (as such terms are defined in the “Purchase Agreement” hereinafter described).

This Bill of Sale, Assignment and Assumption Agreement (“Bill of Sale”) is given pursuant to that certain agreement (“Purchase Agreement”) dated as of             , 2012, between Seller and [Buyer], providing for, among other things, the assignment of all of Seller’s right, title and interest in the Personal Property and in the Intangible Property. The covenants, agreements, and limitations of the Purchase Agreement (including, without limitation, the limitations provided in Sections 8.2 and 13.2 and Article 9 therein) with respect to the property conveyed hereunder are hereby incorporated herein by this reference as if herein set out in full.

Buyer hereby accepts the foregoing assignment and agrees to assume and discharge, in accordance with the terms thereof, (1) all of the burdens and obligations of Seller under the Intangible Property, to the extent the same arise on or after the date hereof, (2) the obligation to pay all unpaid payments that are credited to Buyer under the proration provisions of the Purchase Agreement, and (3) all of the obligations to be assumed by Buyer pursuant to Section 7.2.4 of the Purchase Agreement.

This Bill of Sale shall inure to the benefit of and shall be binding upon Seller and Buyer, and their respective successors and assigns. Said property is conveyed “as is” without warranty or representation, except as expressly provided in (and subject to the limitations of) the Purchase Agreement.

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This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

DATED: As of                     , 2012

SELLER:

650 TOWNSEND ASSOCIATES LLC,

a Delaware limited liability company

By:	TOWNSEND MEMBER LLC,

a Delaware limited liability company

Its:	Sole Member

By:	TMG 650 TOWNSEND LLC,

a Delaware limited liability company,

Its:	Administrative Manager

By:	TMG PARTNERS,

a California corporation

Its:	Managing Member

By:
Its:

BUYER:

a

By:

Printed Name:

Title:

EXHIBIT J

OWNER’S AFFIDAVIT

The undersigned hereby certifies to Chicago Title Insurance Company (the “Title Company”) that to the undersigned’s knowledge:

1. The undersigned is the owner (the “Owner”) of the “Subject Property” (which, as used herein, means the improved real property located at                     , San Francisco, California). However, the foregoing statement as to Owner’s ownership of the Subject Property is based upon Chicago Title Insurance Company Owner’s Policy No.                     , dated as of                     , and the fact that the Owner has not transferred fee title to the Subject Property.

2. Except for work that has been performed or is currently being performed or supplies that have been furnished or are currently being furnished by the materialmen, suppliers and contractors identified in Exhibit A attached hereto,, there are no past due bills for the performance of labor at, or the provision of materials or supplies for, the Subject Property performed or provided at the written request of the undersigned.

3. There are no leases or other rental or possession agreements covering the Subject Property, except as set forth on Exhibit B attached hereto; provided, however, Owner makes no certification about subleases or other sharing arrangements affecting the Subject Property to which Owner is not a party. The undersigned has not entered into any options to purchase the Subject Property or rights of first refusal to purchase the Subject Property either pursuant to written leases or by separate agreements.

The undersigned makes these statements for the purpose of inducing the Title Company to issue an owner’s title policy with certain endorsements in connection with the sale of the Subject Property by Owner to                                         .

Any statement “to the undersigned’s knowledge” (or similar phrase) shall mean that the undersigned has no knowledge that such statement is untrue (and, for this purpose, the undersigned’s knowledge shall mean the present actual knowledge (excluding constructive or imputed knowledge) of                     of                 , but such individuals shall not have any liability in connection herewith). Notwithstanding anything to the contrary herein, (1) any cause of action for a breach of this Certificate shall survive until six (6) months after the date hereof, at which time the provisions hereof (and any cause of action resulting from any breach not then in litigation in the City and County of San Francisco, California) shall terminate; and (2) to the extent the Title Company shall have knowledge as of the date hereof that any of the statements contained herein is false or inaccurate, then the undersigned shall have no liability with respect to the same. Without limitation on item (2) above, Title Company shall be deemed to have knowledge of any matters of record.

Neither the undersigned nor any present or future member, advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, direct or indirect partner or agent of the undersigned, shall have any personal liability, directly or indirectly, under or in connection with this Certificate; and the Title Company and its successors and assigns and co-insurers, and, without limitation, all other persons and entities, shall look solely to the Owner for the payment of any claim or for any performance; and the Title Company hereby waives any and all such personal liability. The limitations of liability provided in this paragraph are in addition to, and not in limitation of, any limitation on liability applicable to the undersigned provided by law or by any other contract, agreement or instrument.

This Certificate is dated as of                 ,         .

Owner:

EXHIBIT K

ASSIGNMENT OF MEMBERSHIP INTEREST

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (the “Assignment”) is dated as of                     , 2012 (the “Closing Date”), by TOWNSEND MEMBER LLC, a Delaware limited liability company (“Townsend Member”) and                         , a                         (“Buyer”).

RECITALS:

This Assignment is made and delivered based upon the following facts, understandings and intentions of the parties:

A. Townsend Member is the sole member of 650 Townsend Systems LLC, a Delaware limited liability company (“Systems”).

B. Townsend Member desires to assign its entire membership interest in Systems (the “Membership Interest”) to Buyer, and Buyer desires to accept the foregoing assignment, all in accordance with the terms and conditions of this Assignment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Assignment, Townsend Member and Buyer agree as follows:

1. Assignment. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Townsend Member hereby assigns and conveys the Membership Interest to Buyer. Townsend Member shall indemnify, defend, protect and hold Buyer harmless from and against any and all claims, losses, damages, costs or expenses of any kind or nature in any way related to the Membership Interest or Systems and occurring on or before the date of this Assignment.

2. Acceptance of Assignment. Buyer hereby accepts the foregoing assignment from Townsend Member with respect to Systems as described above, and agrees to become the sole member of Systems, and to assume the obligations of Townsend Member under the operating agreement of Systems occurring after the date of this Assignment, and to be bound by the terms of such operating agreement after the date of this Assignment.

3. Representations.

(a) Townsend Member has not previously assigned or conveyed the Membership Interest and, as of the effective date hereof, the Membership Interest shall not be subject to any encumbrances.

(b) Townsend Member is duly organized, validly existing and in good standing under the laws of the State of Delaware. Townsend Member has full, right, power and authority to enter into this Assignment. This Assignment is duly authorized, executed and delivered by Townsend Member.

4. Release. Except as expressly provided in Section 1 above, Buyer hereby waives, releases and forever discharges Townsend Member and its members, officers, directors, employees and agents from any and all claims, actions, causes of action, demands, liabilities, damages, costs, expenses or compensation whatsoever, whether direct or indirect, known or unknown, foreseeable or unforeseeable, which Buyer may have as of the Closing Date or which may arise in the future on account of or in any way arising out of or connected with the Membership Interest.

5. Miscellaneous.

5.1. If any controversy, claim or dispute between the parties arising out of or related to this Assignment, or the breach thereof, results in litigation, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs.

5.2. All negotiations and agreements heretofore had by and between the parties, and their agents, with respect to the transactions hereunder are merged into this Assignment, which completely sets forth the obligations of the parties.

5.3. All of the terms and covenants contained in this Assignment shall survive the close of the assignment transaction contemplated herein.

5.4. The provisions of this Assignment shall be construed as a whole according to their common meaning and not strictly for or against any party, this Assignment having been negotiated at arms-length, with both parties having had the opportunity to be represented by competent counsel, and representing the product of that negotiation process.

[text and signatures on following page]

5.5 This Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS HEREOF, each of Buyer and Townsend Member has executed, acknowledged and delivered this Assignment as of the day and year first above written.

TOWNSEND MEMBER:

TOWNSEND MEMBER LLC,

a Delaware limited liability company

By:	TMG 650 TOWNSEND LLC,

a Delaware limited liability company,

Its:	Administrative Manager

By:	TMG PARTNERS,

a California corporation

Its:	Managing Member

By:
Its:

Print Name:

BUYER:

                                                                     ,

a

By:

Its:

Print Name:

By:

Its:

Print Name: